Exhibit 99.1

Klotho Neurosciences Raises Over $11 Million, Retires All Debt,

and Exceeds NASDAQ STOCKHOLDERS’ Equity Requirement

Highlights:

●	Over $11 Million Raised: Proceeds were generated through the exercise of existing warrants. Chardan was the exclusive financial advisor in connection with public warrant exercises.

●	Update on NASDAQ Compliance: Klotho believes it now exceeds the stockholders’ equity thresholds required to remain in compliance with NASDAQ listing requirements.

●	Zero Debt: Klotho has fully extinguished all outstanding debt, resulting in a debt-free balance sheet.

June 16, 2025 –Cision Newswire - New York, NY. Klotho Neurosciences, Inc. (NASDAQ: KLTO), a U.S.-based biogenetics company, today announced that over the course of the last ten days, it raised over $11 million in funding through the exercise of existing warrants by investors. The Company believes that it now surpasses Nasdaq’s stockholders’ equity requirement requirements outlined in its Nasdaq compliance plan.

In addition, the Company utilized $3.1 million of the funds raised to extinguish all outstanding debt, resulting in a debt-free balance sheet.

About Klotho Neurosciences, Inc.

Klotho Neurosciences, Inc. (NASDAQ: KLTO) is a biogenetics company focused on the development of innovative, disease-modifying cell and gene therapies using an important human protein derived from the Company’s patented form of the “anti-aging” human Klotho gene (s-KL) and its novel promoter and delivery systems to transform and improve the treatment of neurodegenerative and age-related disorders such as ALS, Alzheimer’s, and Parkinson’s disease. The company’s current portfolio consists of its proprietary cell and gene therapy programs using DNA and RNA as therapeutics and genomics-based diagnostic assays. The company is managed by a team of individuals and advisors who are highly experienced in biopharmaceutical product development and commercialization.

For more information, contact:

Investor Contact and Corporate Communications - Jeffrey LeBlanc, CFO

jeff@klothoneuro.com

Website: www.klothoneuro.com

Forward-Looking Statements:

This press release contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Without limiting the generality of the foregoing, the forward-looking statements in this press release include descriptions of the Company’s future commercial operations. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, such as the Company’s inability to implement its business plans, identify and realize additional opportunities, or meet or exceed its financial projections and changes in the regulatory or competitive environment in which the Company operates. You should carefully consider the foregoing factors and the other risks and uncertainties described in the documents filed or to be filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) from time to time, which could cause actual events and results to differ materially from those contained in the forward-looking statements. Copies of these documents are available on the SEC’s website, www.sec.gov. All information provided herein is as of the date of this press release, and the Company undertakes no obligation to update any forward-looking statement, except as required under applicable law.